                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)




                               ARTISTdirect, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04315D400
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

-------------------------                               ------------------------
CUSIP NO. 04315D400                      13G                 PAGE 2 OF 6 PAGES
-------------------------                               ------------------------

  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Constellation Venture Capital, L.P.
-------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [x]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
  3.    SEC USE ONLY
-------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
-------------------------------------------------------------------------------
     NUMBER OF               5.   SOLE VOTING POWER
                         ------------------------------------------------------
      SHARES                 6.   SHARED VOTING POWER

   BENEFICIALLY                         226,379
                         ------------------------------------------------------
     OWNED BY                7.   SOLE DISPOSITIVE POWER

       EACH
                         ------------------------------------------------------
     REPORTING               8.   SHARED DISPOSITIVE POWER

    PERSON WITH                        226,379
                         ------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              226,379
-------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                       [ ]
-------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              6.5%
-------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON
              PN
-------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP NO. 04315D400                      13G                 PAGE 3 OF 6 PAGES
-------------------------                               ------------------------

  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Constellation Ventures (BVI)
-------------------------------------------------------------------------------

  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)        [x]
                                                                 (b)        [ ]
-------------------------------------------------------------------------------
  3.    SEC USE ONLY
-------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

               British Virgin Islands

-------------------------------------------------------------------------------

                              5.   SOLE VOTING POWER
     NUMBER OF
                          -----------------------------------------------------
      SHARES
                              6.   SHARED VOTING POWER
   BENEFICIALLY                        48,734
                          -----------------------------------------------------
     OWNED BY
                              7.   SOLE DISPOSITIVE POWER
       EACH
                          -----------------------------------------------------
     REPORTING
                              8.   SHARED DISPOSITIVE POWER
    PERSON WITH                        48,734
                          -----------------------------------------------------

  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              48,734
-------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
-------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              1.4%
-------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON
              PN
-------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP NO. 04315D400                      13G                 PAGE 4 OF 6 PAGES
-------------------------                               ------------------------

  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Clifford H. Friedman

-------------------------------------------------------------------------------

  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)        [x]
                                                                 (b)        [ ]
-------------------------------------------------------------------------------

  3.    SEC USE ONLY

-------------------------------------------------------------------------------

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

-------------------------------------------------------------------------------

                              5.   SOLE VOTING POWER
     NUMBER OF
                              -------------------------------------------------
      SHARES
                              6.   SHARED VOTING POWER
   BENEFICIALLY
                                       275,113
     OWNED BY                 -------------------------------------------------

       EACH                   7.   SOLE DISPOSITIVE POWER

     REPORTING                -------------------------------------------------

    PERSON WITH               8.   SHARED DISPOSITIVE POWER

                                       275,113

-------------------------------------------------------------------------------

  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              275,113

-------------------------------------------------------------------------------

  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]

-------------------------------------------------------------------------------

  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              8%

-------------------------------------------------------------------------------

  12.   TYPE OF REPORTING PERSON
              IN

-------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP NO. 04315D400                      13G                 PAGE 5 OF 6 PAGES
-------------------------                               ------------------------

 Item 1(a).  Name of Issuer:

                    ARTISTdirect, Inc.

 Item 1(b).  Address of Issuer's Principal Executive Offices:

                    5670 Wilshire Boulevard, Suite 200
                    Los Angeles, CA  90036

 Item 2(a).  Name of Person Filing:

                    See respective cover pages

 Item 2(b).  Address of Principal Business Office or, if None, Residence:

                    575 Lexington Avenue
                    New York, NY 10022

 Item 2(c).  Citizenship

                    Constellation Venture Capital, L.P. is a limited
             partnership organized under the laws of the United States. Constellation Ventures (BVI) is an international business company organized under the laws of the British Virgin Islands. Clifford H. Friedman is a citizen of the United States.

 Item 2(d).  Title of Class of Securities:

                    Common Stock, par value $0.01 per share

Item 2 (e).  CUSIP Number:

                    04315D400

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

                    Not Applicable

Item 4.     Ownership.

             (a) Amount Beneficially Owned:           See respective cover pages

             (b) Percent of Class:         See respective cover pages

             (c) Number of shares as to which such person has:


                 (i)    Sole power to vote or to direct the vote:
                                                                  See respective
                                                                    cover pages


                 (ii)   Shared power to vote or to direct the vote:
                                                                  See respective
                                                                    cover pages


                 (iii)  Sole power to dispose or to direct the disposition of:

                                                                  See respective
                                                                    cover pages


                 (iv)   Shared power to dispose or to direct the disposition of:
                                                                  See respective
                                                                   cover pages


  Item 5.    Ownership of Five Percent or Less of a Class.

                    Not Applicable


  Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                    Not Applicable

-------------------------                               ------------------------
CUSIP NO. 04315D400                      13G                 PAGE 6 OF 6 PAGES
-------------------------                               ------------------------

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
                    Not Applicable

  Item 8.    Identification and Classification of Members of the Group.
                    See Exhibit A

  Item 9.    Notice of Dissolution of Group.
                    Not Applicable

  Item 10.   Certifications.
                    Not Applicable


                                  SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Constellation Venture Capital, L.P.
                                            -----------------------------------

                                                     February 12, 2002
                                            -----------------------------------
                                                            Date

                                                  /s/ CLIFFORD FRIEDMAN
                                            -----------------------------------
                                                        (Signature)

                                            Name: Clifford Friedman

                                            Title:Managing Partner


                                               Constellation Ventures (BVI)
                                            -----------------------------------

                                                     February 12, 2002
                                            -----------------------------------
                                                         Date

                                                  /s/ CLIFFORD FRIEDMAN
                                            -----------------------------------
                                                        (Signature)

                                            Name: Clifford Friedman

                                            Title:Managing Partner


                                                    Clifford H. Friedman
                                            -----------------------------------

                                                     February 12, 2002
                                            -----------------------------------
                                                            Date

                                                  /s/ CLIFFORD FRIEDMAN
                                            -----------------------------------
                                                        (Signature)

                                    EXHIBIT A

                             MEMBERS OF FILING GROUP


Constellation Venture Capital, L.P.*

Constellation Ventures (BVI)*

Clifford H. Friedman*



* Constellation Venture Capital, L.P. and Constellation Ventures (BVI) are affiliated entities. Clifford H. Friedman is President and Chief Executive Officer of Constellation Ventures (BVI) and a member of Constellation Ventures Management, LLC, the general partner of Constellation Venture Capital, L.P.